Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of EUDA Health Holdings Limited on Amendment No.1 to Form S-1 on Form F-1 (FILE NO. 333-268994) of our report dated June 28, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of EUDA Health Holdings Limited as of December 31, 2022 and for the year ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, New York

August 4, 2023